Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Energy Reports Third Quarter 2014 Results

CANONSBURG, PA – November 12, 2014 – Rice Energy Inc. (NYSE: RICE) today reported third quarter 2014 financial and operational results. Highlights for the quarter include:

Third Quarter 2014 Highlights

•	Adjusted EBITDAX(1) of $53.4 million

•	Net production averaged 247 MMcfe/d for the third quarter, a 93% increase above third quarter 2013 pro forma(2) volumes

•	Adjusted realized natural gas price(3) of $3.40 per Mcf in the third quarter 2014

•	Generated $9.7 million of net revenue from firm transportation sales

•	Cash operating costs of $0.67 per Mcfe, an improvement due to increased field efficiencies

•	Net production averaged 288 MMcfe/d for the month of September 2014, a 129% increase above pro forma September 2013 volumes, and a 65% increase from our year end 2013 pro forma exit rate

•	Turned our second and third operated Utica wells to sales, the Blue Thunder 10H and 12H, which are currently producing 16 MMcfe/d per well with excellent pressure decline profiles

•	Turned five Marcellus wells to sales in August 2014, currently producing 11.8 MMcfe/d per well

•	Increased core acreage position to 136,442 net acres by adding 6,879 net acres in southwestern Pennsylvania and 3,044 net acres in Belmont County, Ohio

•	Completed equity offering of 7.5 million primary shares providing $196.3 million in net proceeds to fund the previously announced western Greene County acquisition

•	Borrowing base increased to $550 million from $385 million, subsequent to quarter end

•	Adjusted net loss(1) of $14.2 million, or ($0.11) per share

Commenting on the results, Daniel J. Rice IV, Chief Executive Officer, said, “We delivered solid results this quarter, despite weathering seasonally weaker natural gas prices during the third quarter. We brought online seven gross operated wells, lowered our operating costs significantly, and increased our core acreage position by approximately 10,000 net acres. In addition, our ability to recognize the value of our excess firm capacity in September illuminates the strength of our firm transportation and firm sales portfolio, which now totals approximately 1.3MMDth/d and provides access to premium markets for our growing production volumes.”

(1)	Please see “Supplemental Non-GAAP Financial Measures” for a description of Adjusted EBITDAX and adjusted net income (loss)
(2)	References to pro forma throughout this earnings release relate to our acquisition of the remaining 50% interest in our Marcellus joint venture from Alpha Natural Resources, Inc. on January 29, 2014
(3)	Adjusted realized price includes our firm transportation sales, net, but before the impact of hedging

Third Quarter 2014 Results	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Natural gas production (MMcf)	22,740	61,096
Oil and natural gas liquids (NGL) production (Bbls)	2,841	3,390
Total production (MMcfe)	22,757	61,116
Average natural gas price before effects of hedges per Mcf	$2.97	$4.04
Average natural gas price after effects of hedges per Mcf(1)	$2.98	$3.70
Average adjusted realized price per Mcf (2)	$3.40	$4.23
Average oil and NGL price per Bbl	$72.48	$68.82
Average costs per Mcfe:
Lease operating	$0.20	$0.27
Gathering, compression and transportation	$0.42	$0.42
Production taxes and impact fees	$0.05	$0.04
General and administrative	$0.46	$0.60
Depletion, depreciation and amortization	$1.49	$1.50

(1)	The effect of hedges includes realized gains and losses on commodity derivative transactions.
(2)	Adjusted realized price includes our firm transportation sales, net, but before the impact of hedging

Third Quarter Financial Results

During the third quarter 2014, our daily net production averaged 247 MMcfe/d, a 93% increase over pro forma third quarter 2013 volumes. Total net production for the quarter was 22.8 Bcfe, comprised of 22.7 Bcf of natural gas and 2.8 MBbls of oil and NGLs. Our third quarter 2014 realized natural gas price, before the effect of hedges, was $2.97 per Mcf. After giving effect to hedges, our average natural gas price was $2.98 per Mcf. Our average adjusted realize price, including our firm transportation sales, was $3.40 per Mcf. Our average realized oil and NGL price was $72.48 per Bbl. Per unit cash production costs (lease operating; gathering, compression and transportation; and production taxes and impact fees) were $0.67 per Mcfe. Adjusted EBITDAX for the quarter was $53.4 million. Depreciation, depletion and amortization expense was $33.9 million, while realized gain on derivative instruments was $0.2 million. We reported adjusted net loss of $14.2 million, or ($0.11) per share when excluding unrealized gains and losses on derivative contracts and other non-recurring income and expense items.

Year to Date Financial Results

Our pro forma production for the nine months ended September 30, 2014 averaged 233 MMcfe/d, an increase of 101% compared to the prior year period. Total pro forma production year to date was 63.5 Bcfe, comprised of 63.5 Bcf of natural gas and 3.4 MBbls of oil and NGLs. For the nine months ended September 30, 2014, our realized natural gas price, before the effect of hedges, was $4.04 per Mcf. After giving effect to hedges, our average natural gas price was $3.70 per Mcf. Our averaged adjusted realized price was $4.23 per Mcf. Our average realized oil and NGL price was $68.82 per Bbl. Per unit cash production costs were $0.73 per Mcfe. Adjusted EBITDAX for the nine months ended September 30, 2014 was $159.3 million. Depreciation, depletion and amortization expense was $91.9 million, while realized loss on derivative instruments was $20.8 million. We reported adjusted net loss of $0.3 million.

Operational Highlights—Pennsylvania

For the third quarter of 2014, Pennsylvania net production averaged 232 MMcfe/d, an 81% increase over pro forma third quarter 2013 production. During the quarter, we brought online five operated (4.7 net) horizontal Marcellus wells in Washington County with an average lateral length of 8,163 feet. These wells are currently producing 11.8 MMcfe/d per well after 85 days online. At the end of the third quarter, our operated producing wells consisted of 61 net Marcellus wells (including seven wells from the Greene County acquisition) and three Upper Devonian wells. In Pennsylvania, we are currently running two horizontal rigs.

In the fourth quarter of 2014, we have turned online 17 (14.6 net) operated Marcellus wells with an average lateral length of 7,300 feet. Eight of these wells were placed online in October and the remaining nine were turned to sales earlier this week. Furthermore, we have 36 additional operated Marcellus wells in progress that we anticipate will be among those turned online in 2015.

The following table provides certain operational data as of October 31, 2014, related to the 5 Marcellus wells brought online during the third quarter 2014.

Average Wells per Pad	Average Lateral Length (Feet)	Average Flow Rates (MMcfe/d) 0-60 Days	Average D&C ($/Foot)
5	8,163	10.8	$1,247

The following table provides operational data as of October 31, 2014 related to the 56 gross (51 net) Marcellus producing wells as of September 30, 2014 (1).

			Periodic Flow Rates (MMcfe/d)
Period	Wells Turned To Sales	Average Lateral Length	0-90	91-180	181-360	361-720	D&C ($/Foot)
2010-2011	6	3,281	5.7	6.0	4.4	2.7	2,377
2012	9	5,731	9.2	10.0	6.8	6.1	1,663
2013	22	6,286	11.2	10.6	8.3	NA	1,469
Q1 2014	4	6,691	12.7	9.4	NA	NA	1,348
Q2 2014	10	8,452	12.9	NA	NA	NA	1,243
Q3 2014	5	8,163	NA	NA	NA	NA	1,247

Total (2)	56	6,458	10.6	9.7	6.9	3.2	1,533

(1)	Excludes producing wells acquired with the Greene County acreage acquisition
(2)	With the exception of wells turned into sales, totals represent averages weighted by number of wells

Operational Highlights—Ohio

In September, we turned online our second and third operated Utica Shale wells in Belmont County, the Blue Thunder 10H and 12H. These wells have 9,000 foot laterals and were spaced 500 feet apart. These wells have been producing for 55 days and are currently producing 16 MMcfe/d under our restricted choke program. Current flowing casing pressures are approximately 5,500 psi per well which yields an average casing pressure decline of approximately 13 psi/d. The heat content of the gas is 1090 Btu/scf and does not require processing prior to delivery to sales. We own a 67% working interest and 54% net revenue interest in each of these wells. We are encouraged by the initial results and will continue to monitor the production and pressure decline data in order to optimize our Utica well spacing.

As previously reported, our first Utica well, the Bigfoot 9H, was placed into sales during the second quarter, and in its first five months, the Bigfoot 9H has cumulatively produced approximately 2.0 Bcfe. This well continues to flow 14 MMcfe/d under our restricted choke program with an average pressure decline of approximately 11 psi/d.

We are currently drilling the third and final 9,000 foot lateral from our Son-Uva-Digger pad, which will be completed sequentially with two 9,000 feet Utica laterals from the adjacent Gold Digger pad. We anticipate commencing completion operations on these five wells (2.5 net) in the fourth quarter of 2014 with initial production during the spring of 2015.

In Belmont County, we are currently running one horizontal rig along with three tophole rigs. A second horizontal rig is scheduled for delivery in the first quarter 2015.

Firm Transportation and Realized Gas Pricing

Our firm transportation and firm sales portfolio enables us to underpin our production growth and access premium gas markets across the United States, including the Gulf Coast region, while diversifying our basis exposure away from local Appalachian markets. At the end of the third quarter, our firm transportation and firm sales agreements provide us with firm takeaway capacity of 834 MDth/d in 2015 and 920 MDth/d in 2016 with access to multiple interstate pipelines, diverse market outlets and higher price netbacks. Subsequent to quarter end, we executed a new agreement for 320 MDth/d on TETCO’s Access South project beginning in November 2017, which will increase our firm transportation capacity to the Gulf Coast markets. By year end 2017, our total firm transportation and firm sales capacity totals 1.3 MMDth/d.

The following table outlines our firm transportation capacity by pipeline for the projects to which we are committed as an anchor shipper:

Project	Pipeline	Start Date	Volume (Dth/d)	Term	Market
TEAM South	TETCO	Sep-14	270,000	38 Yrs	Gulf Coast
Westside Expansion	TCO	Nov-14	125,000	10 Yrs	TCO, Gulf Coast
Rockies Express Reversal	REX	June-15	175,000	20 Yrs	Midwest, Gulf Coast
Union Town to Gas City	TETCO	Nov-15	86,500	10 Yrs	Midwest, Gulf Coast
OPEN	TETCO	Nov-15	50,000	20 Yrs	Gulf Coast
ET Rover	Energy Transfer	July-17	100,000	15 Yrs	Dawn, Ontario
Access South	TETCO	Nov-17	320,000	25 Yrs	Gulf Coast

Our firm transportation commitments described above will meaningfully reduce our local Appalachian basis exposure beginning in fourth quarter 2014, when 50% of our expected fourth quarter production will receive Gulf Coast and TCO pricing. By 2015, approximately 60% of our anticipated production will be transported to premium markets outside of Appalachia (TETCO M2 and Dominion South), which will tighten our expected basis differentials for the year.

Spectra’s TEAM South Expansion Project was placed into service September 1, 2014, two months ahead of the originally scheduled in-service date of November 1, 2014. We sold our excess firm transportation capacity for the month of September to various third parties for a $1.20 per Dth profit. This represents a $9.7 million gain, or $0.43 per Mcf price uplift for the third quarter, as shown in the Firm Transportation Sales category in the “Differential to NYMEX” table below.

The following tables provide basis exposure as a percentage of our production and average differentials to NYMEX for actual results through September 30, 2014 and estimated results for fourth quarter 2014 through 2016.

	Basis Exposure
	Actual			Estimated
	1Q14	2Q14	3Q14	4Q14	Full Year 2014	Full Year 2015	Full Year 2016
Basis
Gulf Coast	—%	—%	—%	34%	11%	44%	40%
TCO	51%	37%	35%	16%	33%	11%	7%
TETCO M2	41%	45%	46%	26%	38%	21%	23%
Dominion South	8%	18%	19%	24%	18%	20%	19%
Midwest and Ontario	—%	—%	—%	—%	—%	4%	11%

	Differential to NYMEX
	Actual			Estimated (1)
	1Q14	2Q14	3Q14	4Q14	Full Year 2014	Full Year 2015	Full Year 2016
NYMEX Henry Hub Price ($/MMBtu)	$5.06	$4.58	$3.94	$4.03	$4.40	$4.02	$3.96
Plus/(less): Average Basis Impact ($/MMBtu)	0.15	(0.74)	(1.11)	(0.86)	(0.69)	(0.56)	(0.53)
Plus: Btu Uplift (MMBtu/Mcf)	0.24	0.19	0.14	0.16	0.19	0.17	0.17

Pre-Hedge Realized Price ($/Mcf)	$5.45	$4.03	$2.97	$3.33	$3.90	$3.63	$3.60
Plus: Firm Transportation Sales ($/Mcf)	$—	$0.09	$0.43	$0.31	$0.22	$0.01	$—

Adjusted Pre-Hedge Realized Price ($/Mcf) (2)	$5.45	$4.12	$3.40	$3.64	$4.12	$3.64	$3.60

(1)	NYMEX price as of 11/6/14
(2)	Includes Firm Transportation Sales, net

Pennsylvania Midstream

On November 1, 2014, we placed into service our 18-mile, 30-inch natural gas pipeline to TETCO, which provides direct access to Gulf Coast and Midwest markets. By year-end 2014, we expect to have 3.2 MMDth/d of natural gas gathering throughput capacity constructed in Pennsylvania. In addition, we are in the process of expanding two independent fresh water distribution systems that upon completion will have direct access to 8.9 MMGPD of fresh water from the Monongahela River and several other regional water sources for distribution to our well completion operations in the Marcellus Shale.

Ohio Midstream

We have commenced construction of a 2.6 MMDth/d high pressure gas gathering pipeline in Belmont County, Ohio to deliver Utica Shale production to TETCO, ET Rover and Rockies Express pipelines, which will provide access to Gulf Coast, Midwest, and Canadian markets. We expect this system to be substantially complete in 2015.

We also began construction of a fresh water distribution system that will have direct access to 16.5 MMGPD of fresh water from the Ohio River and several other regional sources for distribution to our well completion operations in Ohio.

Financial Position and Liquidity

As of September 30, 2014, we had $901.3 million of total debt outstanding, and $132.0 million of cash on hand. Our liquidity position as of September 30, 2014, is $450.2 million, consisting of cash on hand and available borrowings under our revolving credit facility.

In October, our borrowing under our revolving credit facility was re-determined to $550.0 million. This represents an increase of $165.0 million from our April borrowing base, providing pro forma availability of $615.2 million as of September 30, 2014.

On August 19, 2014, we completed our underwritten public offering of 13,729,650 shares priced at $27.30 per share. Rice sold 7,500,000 shares of its common stock and the selling stockholders, affiliates of Natural Gas Partners and Alpha Natural Resources, sold 6,229,650 shares of Rice’s common stock. The net proceeds from the offering were used to fund our Greene County acquisition.

Commodity Hedging Update

Our natural gas hedging program mitigates commodity price risk and supports cash flows used in our capital investments. As of November 12, 2014, over half of our fourth quarter 2014 natural gas production is hedged at a weighted average floor price of $4.09 per MMBtu. In addition, we have added to our 2015 derivatives portfolio and currently have 305 BBtu/d hedged at a weighted average floor price of $4.03 per MMBtu for calendar 2015. Please see the “Derivatives Information” table at the end of this press release for more detailed information about our derivatives positions.

Board of Director Resignations

Messrs. Chris G. Carter, Managing Director of Natural Gas Partners, and Kevin S. Crutchfield, Chairman and Chief Executive Officer of Alpha Natural Resources, resigned as members of Rice Energy’s board of directors, effective November 6, 2014, pursuant to the terms of our Stockholders’ Agreement. The Stockholders’ Agreement requires such resignations to be submitted upon Natural Gas Partners and/or Alpha Natural Resources owning less than 15% and 5%, respectively, of our outstanding shares of common stock. These thresholds were reached by both Natural Gas Partners and Alpha Natural Resources upon their sale of some of their holdings of our common stock in our August equity offering. Messrs. Carter and Crutchfield have served on our board since October 2013 and January 2014, respectively. Our board is currently conducting an executive search process to appoint a minimum of two new members to fill the vacant positions.

Conference Call

Rice Energy will host a conference call on November 12, 2014 at 10:00 a.m. Eastern time (9:00 a.m. Central time) to discuss third quarter 2014 financial and operating results. To listen to a live audio webcast of the conference call, please visit Rice Energy’s website at www.riceenergy.com. A replay of the conference call will be available for two weeks and can also be accessed from our homepage.

Please visit www.riceenergy.com to view a presentation containing supplemental third quarter 2014 information.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin. For more information, please visit our website at www.riceenergy.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included in this release, that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as, forecasted basis differentials and exposure for the remainder of 2014 through 2015, the timing of well completions, the timing of completion of midstream projects, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Certain of our wells are named after superheroes and monster trucks, some of which may be trademarked. Despite their size and strength, our wells are in no manner affiliated with such superheroes or monster trucks.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com

Rice Energy Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2014	2013	2014	2013
Natural gas production (MMcf)	22,740	6,618	61,096	15,728
Oil and NGL production (Bbls)	2,841	—	3,390	—
Total production (MMcfe)	22,757	6,618	61,116	15,728
Operating revenues:
Natural gas, oil and NGL sales	$67,831	$23,526	$246,816	$60,219
Firm transportation sales, net	9,733	—	11,851	—
Other revenue	1,563	163	2,878	580

Total operating revenues	79,127	23,689	261,545	60,799
Operating expenses:
Lease operating	4,553	1,777	16,406	5,794
Gathering, compression and transportation	9,597	3,365	25,904	6,951
Production taxes and impact fees	1,114	522	2,624	1,029
Exploration	747	338	1,706	1,784
Incentive unit expense	26,418	—	101,695	—
Restricted unit expense	—	32,381	—	40,087
Stock compensation expense	2,058	—	3,274	—
General and administrative	10,458	4,169	36,733	9,952
Depreciation, depletion and amortization	33,853	9,722	91,912	23,215
Acquisition expense	2,246	—	2,246	—
Amortization of intangible assets	408	—	748	—

Total operating expenses	91,452	52,274	283,248	88,812

Operating loss	(12,325)	(28,585)	(21,703)	(28,013)
Interest expense	(15,754)	(5,943)	(38,737)	(13,033)
Gain on purchase of Marcellus joint venture	—	—	203,579	—
Other income (loss)	(216)	38	180	(408)
Gain on derivative instruments	36,935	8,050	5,357	16,698
Amortization of deferred financing costs	(707)	(958)	(1,728)	(4,760)
Loss on extinguishment of debt	(790)	(10,622)	(3,934)	(10,622)
Write-off of deferred financing costs	—	—	(6,896)	—
Equity in income (loss) of joint ventures	—	4,368	(2,656)	19,297

Income (loss) before income taxes	7,143	(33,652)	133,462	(20,841)
Income tax expense	(14,005)	—	(18,787)	—

Net income (loss)	$(6,862)	$(33,652)	$114,675	$(20,841)
Adjusted net income (loss) (1)	$(14,172)	$(30,292)	$(272)	$(27,970)
Adjusted EBITDAX(1)	$53,361	$(17,699)	$159,276	$(2,229)

Weighted average shares-basic	132,269,081	88,000,000	125,411,524	77,894,855
Weighted average shares-diluted	132,269,081	88,000,000	125,678,095	77,894,855
Earnings (loss) per share—basic	$(0.05)	$(0.38)	$0.91	$(0.27)
Earnings (loss) per share—diluted	$(0.05)	$(0.38)	$0.91	$(0.27)
Adjusted earnings (loss) per share—basic	$(0.11)	$(0.34)	$—	$(0.36)
Adjusted earnings (loss) per share—diluted	$(0.11)	$(0.34)	$—	$(0.36)

(1)	Please see “Supplemental Non-GAAP Financial Measures” for a description of Adjusted EBITDAX and Adjusted Net Income

Rice Energy Inc.

Supplemental Non-GAAP Financial Measure

(Unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; depreciation, depletion and amortization; amortization of deferred financing costs; amortization of intangible assets; equity in (income) loss of our joint ventures; derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments; non-cash stock compensation expense; (gain) loss from sale of interest in gas properties; (gain) loss on acquisition; acquisition expenses; (gain) loss on extinguishment of debt; write-off of deferred financing costs; and exploration expenses. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

(in thousands)	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Adjusted EBITDAX reconciliation to net income (loss):
Net income (loss)	$(6,862)	$114,675
Interest expense	15,754	38,737
Depreciation, depletion and amortization	33,853	91,912
Amortization of deferred financing costs	707	1,728
Amortization of intangible assets	408	748
Equity in loss of joint ventures	—	2,656
Gain on derivative instruments (1)	(36,935)	(5,357)
Net cash receipts on settled derivative instruments (1)	171	(20,782)
Gain on purchase of Marcellus joint venture (2)	—	(203,579)
Acquisition expense	2,246	2,246
Non-cash stock compensation expense	2,058	3,274
Non-cash incentive unit expense	26,418	101,695
Income tax expense	14,005	18,787
Loss on extinguishment of debt	790	3,934
Write-off of deferred financing costs	—	6,896
Exploration expenses	747	1,706

Adjusted EBITDAX	$53,361	$159,276

(1)	The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDAX on a cash basis during the period the derivatives settled.
(2)	Represents gain incurred on the purchase of the remaining 50% interest in our Marcellus joint venture.

Rice Energy Inc.

Supplemental Non-GAAP Financial Measure

(Unaudited)

Adjusted net income (loss) is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income (loss) as net income (loss) before derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments; non-cash stock compensation expense; (gain) loss from sale of interest in gas properties; (gain) loss on acquisition; acquisition expenses; (gain) loss on extinguishment of debt; and write-off of deferred financing costs. Adjusted net income (loss) is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table presents a reconciliation of the non-GAAP financial measure of adjusted net income to the GAAP financial measure of net income (loss).

(in thousands)	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Reconciliation to net income (loss):
Net income (loss)	$(6,862)	$114,675
Gain on derivative instruments (1)	(36,935)	(5,357)
Net cash receipts on settled derivative instruments (1)	171	(20,782)
Incentive unit expense	26,418	101,695
Gain on purchase of Marcellus joint venture (2)	—	(203,579)
Acquisition expense	2,246	2,246
Loss on extinguishment of debt	790	3,934
Write-off of deferred financing costs	—	6,896

Adjusted net income (loss):	$(14,172)	$(272)

(1)	The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within adjusted net income on a cash basis during the period the derivatives settled.
(2)	Represents gain incurred on the purchase of the remaining 50% interest in our Marcellus joint venture.

Rice Energy Inc.

Derivatives Information

(Unaudited)

The table below provides data associated with our derivatives at November 12, 2014 for the periods indicated:

	Remainder of 2014	2015	2016	2017
Natural Gas Swaps: (1)
Volume (BBtu/d)	173	166	214	60
Weighted Average Swap Price ($/MMBtu)	$4.15	$4.09	$4.14	$4.24
Natural Gas Collars: (1)
Volume (BBtu/d)	10	139	—	—
Weighted Average Ceiling Price ($/MMBtu)	$3.00	$3.96	$—	$—
Weighted Average Floor Price ($/MMBtu)	$5.80	$4.65	$—	$—
Natural Gas Puts: (1)
Volume (BBtu/d)	50	—	—	—
Weighted Average Strike Price ($/MMBtu)	$4.55	$—	$—	$—
Weighted Average Put Premium Price ($/MMBtu)	$0.45	$—	$—	$—
Total NYMEX Henry Hub Derivative Contracts:

Volume (BBtu/d)	233	305	214	60

Weighted Average Floor Price ($/MMBtu)	$4.09	$4.03	$4.14	$4.24

Natural Gas Basis Swaps:
Natural Gas TCO Swaps
Volume (BBtu/d)	43	37	17	—
Weighted Average Swap Price ($/MMBtu) (2)	$(0.34)	$(0.42)	$(0.42)	$—
Natural Gas Dominion South Swaps
Volume (BBtu/d)	17	25	21	—
Weighted Average Swap Price ($/MMBtu) (2)	$(0.79)	$(0.79)	$(0.79)	$—

(1)	The index prices for the natural gas price swaps, collars and puts are based on the NYMEX – Henry Hub last trading day futures price.
(2)	Represents a discount to NYMEX — Henry Hub.